EXHIBIT 11.1

                 WESTERN MICRO TECHNOLOGY, INC. AND SUBSIDIARIES

                       COMPUTATION OF NET INCOME PER SHARE

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (Unaudited)

                                               For the Three Months           For the Nine Months
                                               Ended September 30,            Ended September 30,
                                          ------------------------------  ---------------------------
                                               1997            1996           1997          1996
                                          --------------  --------------  ------------  -------------
Weighted average shares
  outstanding for the period              $       4,842   $       4,231   $     4,751   $      4,206
Dilutive effect of common equivalent
shares under the treasury stock method              302             245           387            249
                                          --------------  --------------  ------------  -------------
Shares used for computing
  primary net income per share                    5,144           4,476         5,138          4,455
Adjustment for dilutive effect of
  preferred stock, stock options and
  warrants at ending market price                   288              53            74             48
Shares used for computing fully
  diluted net income per share                    5,432           4,529         5,212          4,503
                                          --------------  --------------  ------------  -------------
Net income                                 $        767    $        643    $    1,717    $     1,500
                                          ==============  ==============  ============  =============
Net income per common share:
Primary net income per share               $       0.15    $       0.14    $     0.33    $      0.34
                                          ==============  ==============  ============  =============
Fully diluted net income per share         $       0.14    $       0.14    $     0.33    $      0.33
                                          ==============  ==============  ============  =============